Exhibit 23.1

[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

CONSENT OF INDEPENDENT ACCOUNTANTS

We make reference to the Registration Statement on Forms F-9 of Barrick Gold Corporation and F-4 of Barrick (PD) Australia Finance Pty Ltd to be filed with the United States Securities and Exchange Commission on November 6, 2009. We hereby consent to the incorporation by reference therein of our report dated February 19, 2009 on the consolidated balance sheets of Barrick Gold Corporation as at December 31, 2008 and 2007 and the consolidated statements of income, cash flow, shareholders’ equity and comprehensive income for each of the years in the three year period ended December 31, 2008 prepared in accordance with United States generally accepted accounting principles. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

We also hereby consent to the inclusion of our report to the directors dated February 19, 2009 except for Note 30 which is as of November 6, 2009 on the consolidated balance sheets of Barrick Gold Corporation as at December 31, 2008 and 2007 and the consolidated statements of income, cash flow, shareholders’ equity and comprehensive income for each of the years in the three year period ended December 31, 2008 prepared in accordance with United States generally accepted accounting principles.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

November 6, 2009